Exhibit 99.1

Blade Completes Business Combination Becoming the First Publicly Traded Urban Air Mobility Company

•	Blade Urban Air Mobility, Inc. today announced the completion of its business combination with Experience Investment Corp., a special purpose acquisition company sponsored by KSL Capital Partners

•	The combined company’s common stock will begin trading on the NASDAQ under the ticker symbol “BLDE” on May 10, 2021

•	Transaction proceeds of approximately $365 million, after giving effect to minimal redemptions, enables an acceleration of Blade’s acquisition and route expansion strategy

•	Blade will be the first publicly traded urban air mobility company

New York, NY (May 7, 2021) – BLADE Urban Air Mobility, Inc., a technology-powered air mobility company, today announced the completion of its business combination with Experience Investment Corp. (NASDAQ: EXPC, “EIC”), a NASDAQ listed special purpose acquisition company sponsored by KSL Capital Partners. The combined holding company will change its legal name to Blade Air Mobility, Inc. (the “Blade HoldCo”) and Blade Urban Air Mobility, Inc. (“Blade” or the “Company”) will be its wholly owned, operating subsidiary. The Blade HoldCo’s common stock and warrants are expected to commence trading on May 10, 2021 on the NASDAQ under the new ticker symbols “BLDE” and “BLDEW,” respectively.

As a result of the business combination and concurrent private placement of common stock, Blade HoldCo received approximately $365 million in gross proceeds.

Kenneth B. Lerer, Chairman of Blade said, “Our transaction with EIC is transformative. The capital will enable Blade’s strong brand and consumer proposition in urban air mobility to rapidly scale across new markets while allowing the Company to accelerate M&A activities and ensure that it is well positioned as Electric Vertical Aircraft become available.”

Rob Wiesenthal, Founder and Chief Executive Officer of Blade, added, “Our recent agreements with Electric Vertical Aircraft manufacturers Beta Technologies and Wisk Aero will accelerate our transition to quiet, emission-free, and cost efficient urban air mobility. Additionally, we are well positioned to capitalize on pent-up travel demand with the relaunch of our New York Airport service and related partnership with KAYAK.”

Eric Affeldt, Chief Executive Officer and Chairman of Experience Investment Corp., added, “We are pleased to see the completion of this merger. Blade stands at the intersection of urban air mobility and the ongoing transition to an emission-free transportation world. We believe the unique position of Blade as an operating urban air mobility business will enable it to deliver significant value to internal and external stakeholders.”

In addition to Rob Wiesenthal, Blade’s existing management team will continue to lead the combined company including President Melissa Tomkiel, Chief Financial Officer Will Heyburn, and Chief Technology Officer Brandon Keene.

Advisors

Credit Suisse served as the exclusive financial and capital markets advisor to Blade. Deutsche Bank Securities served as lead capital markets and exclusive financial advisor to Experience Investment Corp., with Citigroup and J.P. Morgan acting as joint capital markets advisors. Credit Suisse and Deutsche Bank Securities also acted as lead placement agents on the private offering, with Citigroup and J.P. Morgan acting as joint placement agents. Proskauer Rose LLP served as legal advisor to Blade, and Simpson Thacher & Bartlett LLP served as legal advisor to Experience Investment Corp.

About Blade

Blade is a technology-powered urban air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the U.S. and abroad. Today, the Company predominantly uses helicopters and amphibious aircraft. Its asset-light model, coupled with its exclusive passenger terminal infrastructure, is designed to facilitate a seamless transition to Electric Vertical Aircraft ("EVA" or “eVTOL”), enabling lower cost air mobility to the public that is both quiet and emission-free.

For more information, visit blade.com/investors.

About Experience Investment Corp.

Experience Investment Corp. is a special purpose acquisition company sponsored by an affiliate of KSL Capital Partners and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

For more information, please visit experienceinvestmentcorp.com

About KSL Capital Partners

KSL Capital Partners, LLC is a private equity firm specializing in premier travel and leisure enterprises in five primary sectors: hospitality, recreation, clubs, real estate, and travel services. Since 2005, KSL has raised approximately $13 billion of capital across both debt and equity funds.

For more information, please visit kslcapital.com

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws, including with respect to the business combination of Blade and EIC. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. Such factors can be found in EIC’s most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and also in EIC’s Form S-4 and definitive proxy statement/prospectus, filed with the SEC. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or the business combination between Blade and EIC. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

Contacts

For BLADE
Phil Denning / Nora Flaherty
BladeMediaRelations@icrinc.com

For Experience Investment Corp.
Maureen Richardson
mrichardson@riverinc.com

For KSL Capital Partners
Maureen Richardson
mrichardson@riverinc.com

For Investors

Tom Cook

BladeIR@icrinc.com